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FORM 3
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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 File pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person*

     Carpenter Technology Corporation
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     (Last)                          (First)                         (MI)

     101 West Bern Street
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                                    (Street)

     Reading                PA                     19612
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     (City)                         (State)                       (Zip)

*If the Form is filed by more than one Reporting Table I -- Non-Derivative Securities Beneficially Owned Person, see Instruction 5(b)(v).


 2. Date of Event Requiring Statement (Month/Day/Year)

    12/05/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

    23-0458500
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 4. Issuer Name and Ticket or Trading Symbol

    Talley Industries, Inc. (NYSE: TAL)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [    ]  Director                       [ X ]  10% Owner
    [    ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7.  Individual or Joint/Group (Check applicable line)
     [ X ] Form filed by One
           Reporting Person
     ____  Form filed by More than One Reporting Person

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            TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Series A Convertible Preferred   |       12,509 Shares       |             I              |     By Score Acquisition Corp., a
  Stock                          |                           |                            |     wholly-owned subsidiary of Carpenter
                                 |                           |                            |     Technology Corporation
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Series B $1 Cumulative           |      497,618 Shares       |             I              |     By Score Acquisition Corp.,
  Convertible Preferred Stock    |                           |                            |     a wholly-owned subsidiary of
                                 |                           |                            |     Carpenter Technology Corporation
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Common Stock                     |    10,777,195 Shares      |             I              |     By Score Acquisition Corp., a
                                 |                           |                            |     wholly-owned subsidiary of
                                 |                           |                            |     Carpenter Technology Corporation
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

                                                                          (Over)
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
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FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
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                                                   |  Date Exercisable  |  Expiration Date
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
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                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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Explanation of Responses:

                                         CARPENTER TECHNOLOGY CORPORATION


                                         By:  /s/ John R. Welty                           12/10/97
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                                         Name:    John R. Welty                             Date
                                         Title:   Vice President, General Counsel
                                                     and Secretary


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient.
       See Instruction 6 for procedure.
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